For Immediate Release

GENELINK BIOSCIENCES AGREES TO SELL GENEWIZE LIFE SCIENCES

Will Continue to Supply DNA-Customized Products to Former Subsidiary

ORLANDO, FL – Oct. 13, 2011 – GeneLink Biosciences, Inc. (OTCBB:GNLK), a leading consumer genomics biotech company, has finalized a definitive agreement with Capsalus Corp. (OTCBB:WELL), a public company operating in the health and wellness space, to sell the stock of its wholly owned direct-selling subsidiary GeneWize Life Sciences, Inc., pending GeneLink shareholder approval and other related terms. The deal enables GeneLink to leverage the strengths of its sales and marketing partners to accelerate its growth strategy and to focus on the company’s core competencies.

GeneLink holds a leadership position in consumer genomics, combining genetic science, wellness and customization to create innovative consumer products, including skincare and nutritional supplements. Through its operation of GeneWize, GeneLink generated more than $25 million in revenues over the past three years, demonstrating the commercial viability of its DNA-customized products.

The divestiture of GeneWize marks a major milestone in GeneLink’s plans to focus the business around the company’s core competencies and outsource sales and marketing to established players in discrete channels, including GeneWize, which will continue to market and distribute GeneLink products.  This transaction will allow GeneLink to concentrate on further enhancing the company’s offerings by investing in research and development of genetic test panels and customized products based on GeneLink’s proprietary DNA assessments.

“We’re optimistic about this next stage of rapid expansion in our company’s development lifecycle,” said Bernard L. Kasten Jr., M.D., GeneLink's Chairman and CEO. “With this deal, we will be well capitalized to build out our manufacturing and fulfillment infrastructure thereby increasing capacity, driving economies of scale and lowering our cost of goods.  As it relates to distribution partners like GeneWize, we expect that the opportunities for increased sales and margin enhancement will drive GeneLink towards profitability.”

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GeneLink Biosciences, Inc. (www.genelinkbio.com) is a 17-year old leading biosciences company specializing in consumer genomics. GeneLink’s patented technologies include proprietary DNA test assessments linked to personalized health, beauty and wellness applications and products. Its DNA assessments provide information that enables the customization of nutritional and skincare products designed and manufactured to fulfill each individual consumer’s wellness needs.

Forward-looking Statements
This news release may contain “Forward-looking Statements” within the meaning of Section 21E of the United States Securities Exchange Act, as amended.  All statements in this news release, other than statements of historical fact, are forward-looking statements that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements.  This notice expressly qualifies all forward-looking statements in this news release.

Contact:
GeneLink Biosciences, Inc.	GeneLink Investor Relations:
Bernard L. Kasten, Jr., M.D., Chairman and CEO	Tel: 407-772-7164
Tel: 800-558-4363	Email: IR@genelinkbio.com